Exhibit 99.1

CTC MEDIA ANNOUNCES
FINAL TERMS OF CASH-OUT MERGER

Moscow, Russia — April 29, 2016 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today announced that the consideration in its previously announced cash-out merger transaction is expected to be $2.05 per share, which is in the upper half of the range approved stockholders of $1.77 to $2.19 per share. The total amount available for distribution is expected to be $239 million. The Company anticipates that the merger will close by the middle of May 2016, following the receipt of a pending tax refund from the U.S. Internal Revenue Service.

The Company completed the sale of a 75% interest in its Russian operating businesses in December 2015, for total proceeds of $193.5 million. The sale was consummated in response to new restrictions on non-Russian ownership of Russian mass media, which became effective in January 2016. The sale and merger were approved by a Special Committee of the Board, comprised solely of independent directors, Werner Klatten, Tamjid Basunia and Jean-Pierre Morel (until his appointment as CEO). The Special Committee was formed in July 2015 and was responsible for the negotiation, structuring, recommendation and approval of the sale and merger.

In addition, the Company has approximately $54.7 million in available cash on hand, after transactional and operating expenses through the date of the merger. Pursuant to the terms of the merger agreement, upon the recommendation of the Special Committee, the Board of Directors has approved the retention by the Company of a cash reserve of $8.8 million, to cover liabilities, obligations, costs and expenses of the Company that are known or reasonably foreseeable, including tax, accounting, insurance and legal costs, taking into account the amount of time that may be required under applicable laws before a liquidation of the Company may be effected.

In the merger, a wholly owned subsidiary of the Company will merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest, will be entitled to receive the per share cash consideration, and such shares will be cancelled. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. The Company will cease to be a publicly traded company.

The Office of Foreign Assets Control of the U.S. Treasury Department issued a license authorizing CTC Media to proceed with the merger transaction on February 29, 2016. The transaction required a license because of the status of the CTC Media shares held by Telcrest as “blocked property” pursuant to US sanctions.

Werner Klatten, Chairman of the Special Committee of the Board of CTC Media, commented: “We are pleased to be able to finalize the merger transaction, which will allow us to distribute cash to our public stockholders. We believe that we have achieved the best possible outcome for our public stockholders in light of the extremely challenging circumstances faced by the Company, including the change in Russian law, U.S. sanctions and macroeconomic conditions.”

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For further information, please contact:

Hudson Sandler (European Media)

Andrew Hayes +44 (0)20 7796 4133

About CTC Media

CTC Media, Inc. is traded on NASDAQ under the symbol “CTCM”. CTC Media, Inc. holds a 25% interest in CTC Investments, which is a leading Russian content holding.

Caution Concerning Forward-Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the timing of the proposed merger transaction. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include those described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 31, 2016. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.